                                                                                                          Exhibit 12


                                                        THE BEAR STEARNS COMPANIES INC.
                                        STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                       (In thousands, except for ratio)

                      Nine-Months   Nine-Months   Fiscal Year     Fiscal Year     Fiscal Year     Fiscal Year    Fiscal Year
                         Ended         Ended        Ended           Ended           Ended           Ended          Ended
                       March 31,     March 25,   June 30, 1994   June 30, 1993   June 30, 1992   June 30, 1991  June 30, 1990
                         1995          1994

Earnings before taxes
 on income             $243,755     $  606,404    $  642,799     $  614,398      $  507,625      $  229,501      $  192,532

Add: Fixed Charges
     Interest         1,214,021        682,428     1,020,055        710,086         834,859       1,141,029       1,217,212
     Interest factor
      in rents           18,264         16,165        21,772         20,084          20,874          18,715          18,999

 Total fixed charges  1,232,285        698,593     1,041,827        730,170         855,733       1,159,744       1,236,211

Earnings before
 fixed charges and
 taxes on income     $1,476,040     $1,304,997    $1,684,626     $1,344,568      $1,363,358      $1,389,245      $1,428,743

Ratio of earnings to
 fixed charges              1.2            1.9           1.6            1.8             1.6             1.2             1.2


